EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into effective as of June [22], 2021, by and between Brian Linscott (“Employee”) and Harte Hanks, Inc. (the “Company”).

RECITALS

WHEREAS, the Company and Employee previously entered into an employment agreement dated as of November 15, 2019 (the “Prior Agreement”); and

WHEREAS, the Company desires to continue to employ Employee, and Employee desires to continue to be employed by the Company, on the terms set forth in this Agreement.

AGREEMENTS

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Employment Term. Subject to the terms and conditions set forth herein, the Company hereby agrees to continue to employ Employee, and Employee hereby agrees to accept continued employment with the Company, pursuant to the terms of this Agreement, to be effective as of June 23, 2021 (the “Effective Date”). Employee’s employment with the Company shall continue until terminated in accordance with the provisions set forth below. The period of Employee’s employment with the Company as set forth in this Section 1 is referred to herein as the “Employment Term.” Upon the execution of this Agreement by the Company and Employee, the Prior Agreement shall be deemed superseded in its entirety by this Agreement, and the terms of this Agreement shall control as of the Effective Date.

2.	Employment Duties.

(a)         Commencing as of the Effective Date, Employee shall be the Chief Executive Officer of the Company and shall perform such duties and responsibilities for the Company as are customarily associated with such position or as may be assigned to Employee, from time to time, by the Board of Directors of the Company (the “Board”). Employee shall report to the Board and/or the Chairman of the Board (if separate from the Employee). In addition to serving as the Chief Executive Officer of the Company, Employee agrees to serve without additional compensation, if elected or appointed thereto, in one or more offices or as a member of the board of directors or board of managers of any of the Company’s Subsidiaries and/or affiliates, and will be nominated to the Board shortly following the Effective Date.

(b)         Employee will devote substantially all of Employee’s business time, and Employee will devote his best efforts, to the performance of Employee’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board. Notwithstanding the foregoing, during the Employment Term, it shall not be a violation of this Agreement for Employee to (i) serve on corporate, civic or charitable boards or committees, provided that service on any corporate board or committee shall be subject to the prior approval of the Board, (ii) deliver lectures or fulfill speaking engagements, (iii) manage personal investments, and (iv) serve on the board of directors of and provide services to the entities set forth on Annex 1 hereof, in each case so long as such activities do not materially interfere with the performance of Employee’s responsibilities hereunder.

(c)         Employee shall perform services at the Company’s various offices, from his home office in Chicago, IL, and at such other place or places as the Employee’s duties and responsibilities may require. The Employee understands and agrees that he may be required to travel in connection with the performance of his duties.

3.    Base Salary. During Employee’s employment hereunder, the Company shall pay Employee a base salary (“Base Salary”) at the annual rate of $400,000, payable in regular installments in accordance with the Company’s payment practices as in effect from time to time, but in no event less frequently than twice a month. The Company will consider increases in Base Salary from time to time in a manner consistent with the consideration given to other similarly-situated executives, in comparison to companies of a similar size and financial stature.

4.    Bonuses.

(a)    With respect to each full calendar year of employment hereunder beginning in calendar year 2021, Employee will be eligible to earn an annual bonus award (an “Annual Bonus”) pursuant to which, in respect of the period of the Employment Term following the Effective Date, he will have a target Annual Bonus opportunity of 100-150% of Employee’s Base Salary, subject to the terms, conditions and performance goals established by the Board; provided, however, that the Board may award Employee with additional bonus amounts for outstanding achievement. Any amount of the Annual Bonus that becomes payable will be paid two-thirds in cash and one-third in fully-vested shares of the Company’s common stock (“Shares”) granted under the Harte Hanks 2020 Equity Incentive Plan, as amended, or such successor plan (the “Equity Plan”) as soon as reasonably practicable following the Board or its designee’s certification of performance for the applicable year, but in no event later than the 15th day of the third month following the end of the year in which the amount is earned. The number of Shares to be granted under this Section 4(a) for a given year will be determined by (1) multiplying the cash value of the applicable portion of the Annual Bonus by 1.10 (the “Equity Value”) and (2) dividing the Equity Value by the average closing price of a Share on the applicable stock exchange during the 30 days immediately preceding and including the grant date; provided, however, that if such grant would cause the total number of Shares granted to Employee in any fiscal year to exceed applicable Equity Plan limits, or would otherwise violate any term of the applicable Equity Plan (including any term pertaining to minimum vesting of awards), such excess amount will be payable in cash.

(b)    Employee will receive a cash sign on bonus of $75,000 (the “Sign-on Bonus”), less applicable withholdings, in consideration for his entry into this Agreement, payable in his first regularly-scheduled paycheck following the Effective Date. If an Employee Termination shall result from Employee’s employment being terminated by the Company for Cause or from Employee’s resignation without Good Reason, in each case, prior to January 1, 2022, Employee will be required to repay to the Company the After-Tax Value of the Sign-on Bonus to the Company within 30 days following the date of such Employee Termination.

5.    Equity.

(a)    On or shortly following the Effective Date, the Company will grant Employee equity-based awards under the Equity Plan consisting of 50,000 fully-vested restricted stock units (the “Spot Grant”), which restricted stock units will be settled in Shares within 30 days following the grant date, subject to the terms and conditions of the Equity Plan, and subject to the Board’s approval of the Spot Grant. If an Employee Termination shall result from Employee’s employment being terminated by the Company for Cause or from Employee’s resignation without Good Reason, in each case, prior to January 1, 2022, any Shares issued to Employee in respect of the Spot Grant shall be immediately forfeited to the Company.

(b)    In addition to the Spot Grant, on or shortly following the Effective Date, Employee will receive a grant of 125,000 restricted stock units (the “2021 Grant”). The 2021 Grant will consist of (i) 50,000 restricted stock units that vest ratably on each of the first three anniversaries of the grant date, subject to Employee’s continuous employment with the Company (except as set forth in the applicable award agreement), and (ii) 75,000 performance-based restricted stock units that are eligible to vest based on the performance and service conditions described on Exhibit A. The 2021 Grant will be subject to the terms and conditions of the applicable award agreement, the Plan and the Board’s approval of the 2021 Grant.

(c)    During the Employment Term, beginning with calendar year 2022, Employee will be eligible to receive additional long-term equity incentive award(s), subject to the terms and conditions of the applicable award agreement(s), the Equity Plan, the Board’s approval of the applicable grant(s) and Employee’s continued employment on the applicable grant date(s), consistent with the Company’s regular equity award and review practices.

6.    Benefits. Employee shall be eligible during the Employment Term to participate in such employee benefit plans and programs that are maintained from time to time for senior executives of the Company, to the extent that Employee (and Employee’s spouse and dependents, as the case may be) meet(s) the applicable eligibility requirements. The Company does not promise the adoption or continuance of any particular plan or program during the Employment Term, and Employee’s (and Employee’s spouse’s and dependents’) participation in any such plan or program shall be subject to the provisions, rules, regulations and laws applicable thereto. Employee will be entitled to no fewer than four (4) weeks’ vacation in accordance with the Company’s vacation policy as in effect from time to time.

7.    Expense Reimbursement. Employee shall be entitled to reimbursement for ordinary and reasonable out of pocket documented business expenses which Employee incurs in connection with performing Employee’s duties under this Agreement, including travel, lodging and meal expenses in accordance with the Company’s travel and expense reimbursement policies applicable to other senior Employees of the Company as in effect from time to time and approved by the Board, provided, however, (x) Employee must comply fully with such travel and expense reimbursement policies and (y) the Company will not reimburse executive officers for mileage for use of personal vehicles.

8.    Termination of Employment. Employee’s employment with the Company pursuant to this Agreement:

(a)         shall terminate upon Employee’s death or Employee becoming Permanently Disabled (as determined pursuant to Section 9(f) hereof), and may be terminated at any time by Employee for any reason (or no reason), including, without limitation, for Good Reason, or by the Company, for any reason (or no reason), including, without limitation, without Cause. Any termination of Employee’s employment pursuant to the preceding sentence is referred to herein as an “Employee Termination”;

(b)         shall terminate on the following date: (i) if terminated as a result of Employee’s resignation, with or without Good Reason, on the date specified in a written notice delivered by Employee to the Company, the effective date of such resignation to be no less than thirty (30) days from the date such notice is delivered to the Company, which notice period may be waived by the Company in its sole discretion; (ii) if terminated as a result of death, on the date of death; (iii) if terminated as a result of Employee becoming Permanently Disabled, on the date as of which Employee is determined to be Permanently Disabled as defined in Section 9(f); and (iv) if terminated by the Company, on the date specified in a written notice delivered by the Company to Employee.

9.    Definitions. As used in this Agreement:

(a)          “After-Tax Value” means the aggregate amount of the Sign-on Bonus net of all taxes Employee is required to pay in respect of such amount and determined taking into account any tax benefits that are available to Employee in respect of such repayment. The Company shall determine in good faith the After-Tax Value, which determination shall be final, conclusive, and binding.

(b)         “Cause” shall mean:

(i)         Employee’s violation of any material written policy of the Company;

(ii)         Employee’s failure to (x) obey the lawful orders of the Board, (y) timely respond to Board inquiries, or (z) provide the Board with timely updates regarding material Company business;

(iii)         Employee’s gross negligence in the performance of, or willful disregard of, Employee’s obligations to the Company;

(iv)         the breach of any of Employee’s obligations under this Agreement, restrictive covenants agreement (if any), or any other material agreement entered into with the Company;

(v)         the commission of an act by Employee constituting financial dishonesty against the Company;

(vi)         Employee’s indictment or other criminal charge for, or conviction of or entering a plea of guilty or nolo contendere to, a crime constituting a felony; or

(vii) the commission of any act of dishonesty or moral turpitude by Employee which is, or is reasonably likely to be, detrimental to the Company.

For the purposes of this definition, “Company” shall include any affiliate or Subsidiary of the Company and any entity with whom Employee holds a position at the request of the Company. The Company may terminate Employee’s employment for Cause under this Agreement following issuance to Employee of written notice of the circumstances the Company believes constitute Cause; provided, that if the basis for termination is curable, including, without limitation, Section 9(b)(i), Section 9(b)(ii), Section 9(b)(iii), and Section 9(b)(iv), then Employee shall have thirty (30) days after receipt of such written notice to cure such basis, and if not cured, the Company may terminate Employee’s employment for Cause. If, within thirty (30) days subsequent to Employee’s termination of employment for any reason other than by the Company for Cause, the Company determines that Employee’s employment could have been terminated for Cause, Employee’s employment will be deemed to have been terminated for Cause for all purposes, and Employee will be required to disgorge to the Company all amounts received pursuant to this Agreement or otherwise on account of such termination that would not have been payable to Employee had such termination been by the Company for Cause.

(c)         “Change of Control” shall have the meaning set forth in the Equity Plan as in effect on the date hereof.

(d)         “Change of Control Period” shall mean the period commencing upon a Change of Control and ending on the first anniversary of the Change of Control.

(e)          “Good Reason” shall mean, without Employee’s consent,

(i)         a material diminution in Employee’s duties or position;

(ii)         Employee’s Base Salary is materially reduced, other than in connection with a region-wide or Company-wide pay cut/furlough program;

(iii)         the Company’s material breach of its obligations under this Agreement; or

(iv)          the Company requires that Employee relocate to a location outside the Chicago Metropolitan area.

provided, however, that no termination by Employee for Good Reason for any of the foregoing reasons shall be effective unless and until (A) Employee has given the Company written notice of the reasons for the termination for Good Reason no more than thirty (30) calendar days following the initial existence of the condition(s) that constitute(s) Good Reason, and has given the Company at least thirty (30) calendar days in which to remedy such condition(s), (B) the Company has failed to remedy the same during the applicable cure period, and (C) Employee actually terminates his employment within thirty (30) calendar days after the expiration of the remedy period without remedy of the Good Reason by the Company.

(f)         “Permanently Disabled” shall mean (i) Employee becomes eligible to receive benefits under any long-term disability plan paid for the Company on behalf of Employee or (ii) if by reason of injury or illness (including mental illness) Employee shall be unable to perform the essential functions of his position for ninety (90) consecutive days or one hundred twenty (120) days, whether or not consecutive, in a twelve (12) month period.

(g)         “Person” shall mean an individual, an entity, a partnership, a corporation, a limited liability company or limited partnership, an association, a trust, a joint stock company, a trust, a joint venture, an unincorporated organization, or the United States of America or any other nation, any state or other political subdivision thereof, any entity exercising Employee, legislative, judicial, regulatory or administrative functions of government.

(h)          “Subsidiary” shall mean with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For the purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control or have the right to appoint, as the case may be, the managing director, manager, board of advisors, of a company or other governing body of such partnership, limited liability company, association or other business entity by means of ownership interest, agreement or otherwise.

10.    Payments by Virtue of Termination of Employment. Upon the occurrence of an Employee Termination:

(a)         if an Employee Termination shall result from Employee’s employment being terminated by the Company without Cause or from Employee’s resignation for Good Reason, in each case including during any Change of Control Period, Employee shall be entitled to:

(i)         Employee’s unpaid and accrued Base Salary accrued to the effective date of such termination, payable in accordance with the Company’s regular payroll practices as in effect from time to time; plus

(ii)         payment for accrued and unused vacation days accrued to the effective date of such termination (in accordance with applicable Company policy or to the extent required by law) payable within 30 days following the effective date of such termination; plus

(iii)         any unpaid expense reimbursement Employee is entitled to pursuant to Section 7 of this Agreement; plus

(iv)         any earned but unpaid annual bonus payable in respect of the calendar year prior to the calendar year in which the Employee Termination occurs (the “Earned Annual Bonus”); plus

(v)         any vested payment or benefit arising from Employee’s participation in, or benefits under, any qualified employee benefit plans, programs, or arrangements under Section 6 (other than severance plans, programs, or arrangements), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements (the amounts provided for under Subsections 10(a)(i), (ii), (iii), (iv) and (v), together the “Accrued Amounts”); plus, subject to Section 11(a):

(v)         as severance pay (“Severance Pay”), Employee will continue to receive his then Base Salary for a period of eighteen (18) months, payable in equal installments in accordance with the Company’s regular payroll practices as in effect from time to time; provided, that the first installment of the Severance Pay shall be made on the next regularly scheduled payroll date of the Company following the sixtieth (60th) day after the effective date of Employee’s termination and shall include payment of any amounts that would otherwise be due prior thereto; plus

(vi)         the Company will provide continued coverage under its health insurance plans (“Health Benefits Continuation”) to Employee for a period of twelve (12) months, subject to Employee continuing to make premium payments at the current applicable employee rate for such coverage; provided, however, that if the Health Benefits Continuation is not permitted to be provided under the terms of the Company’s health insurance plans (as in effect from time to time following the date of Employee Termination), and applicable law, the Company may provide the Health Benefits Continuation pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 by paying an amount equal to the employer’s portion of premium contributions for active employees, with Employee paying the premium payments at the current applicable employee rate for such coverage; provided, further, that in any event the coverage provided pursuant to this Section 10(a)(vi) shall be counted towards the Company’s satisfaction of its COBRA obligations to Employee (clauses (v) and (vi) hereof, collectively, the “Severance Package”);

(b)         if an Employee Termination shall result from Employee’s resignation (other than for Good Reason), Employee’s death or Permanent Disability or Employee’s discharge for Cause, Employee shall be entitled only to the Accrued Amounts; provided that if the Employee Termination shall result from Employee’s discharge for Cause, Employee will not be entitled to receive any Earned Annual Bonus.

11.    Release of Claims.

(a)         All payments and benefits due to Employee under Sections 10(a) above, except for the Accrued Amounts, shall be expressly conditioned on, and shall be payable or continued only if, Employee (or, to the extent applicable, Employee’s personal representative) delivers to the Company and does not revoke within the Revocation Period (as defined therein) a customary separation agreement that contains a general release of all claims. Such agreement and general release shall be executed and delivered to the Company in accordance with Section 17(a) within the time period specified therein (and in no event later than 60 days following the termination date). Failure to timely execute and return such release, or the revocation thereof, shall be a waiver of Employee’s right, if any, to the Severance Package. In addition, the Company’s obligation in respect of the Severance Package, shall be expressly conditioned upon Employee’s continuing compliance with the obligations under Sections 12, 13, and 15 of this Agreement and the Restrictive Agreement (as defined below).

(b)         Employee hereby acknowledges and agrees that, other than the payments described in Section 10, upon the effective date of any Employee Termination, Employee shall not be entitled to any other severance or payments of any kind under any Company benefit plan, severance policy generally available to the Company’s employees or otherwise and further, that the treatment of any equity awards granted by the Company to Employee shall be governed by the terms thereof.

12.    Resignation as an Officer and Director. Upon the effective date of any Employee Termination, Employee shall be deemed to have resigned, to the extent applicable, as an officer of the Company, as a member of the board of directors or similar body of any Subsidiary of the Company and as a fiduciary of any Company benefit plan. On or immediately following the effective date of any such Employee Termination, Employee shall confirm the foregoing by submitting to the Company written confirmation of Employee’s resignation(s).

13.    Return of Company Property. Within (a) ten (10) days following the effective date of an Employee Termination for any reason other than death or Permanent Disability, or (b) a reasonable period of time following an Employee Termination due to death or Permanent Disability, Employee or Employee’s personal representative shall return all property of the Company in Employee’s possession, custody or control, including but not limited to all Company-owned computer equipment (hardware and software), telephones, facsimile machines, cell phones, tablet computer and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company and its Subsidiaries and affiliates, the Company’s customers and clients or any prospective customers and clients. Anything to the contrary notwithstanding, Employee shall be entitled to retain (i) personal papers and other materials of a personal nature; provided, that such papers or materials do not include Non-Public Information (as defined in any Restrictive Agreement), (ii) information showing Employee’s compensation or relating to reimbursement of expenses, and (iii) copies of plans, programs and agreements relating to Employee’s employment, or termination thereof, with the Company which Employee received in his capacity as a participant.

14.    Confidentiality, Non-Solicit and Non-Competition. Employee shall reaffirm his signature to the Non-Solicitation and Non-Compete Agreement, in substantially the form attached hereto as Exhibit B (the “Restrictive Agreement”) on the Effective Date, which, for the avoidance of doubt, may be revised as required by law to ensure enforceability.

15.    Cooperation. From and after an Employee Termination, Employee shall provide Employee’s reasonable cooperation in connection with any legal action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Employee’s employment hereunder, provided, that the Company shall reimburse Employee for Employee’s reasonable costs and expenses incurred in connection therewith, and such cooperation shall not unreasonably burden Employee or unreasonably interfere with any subsequent employment that Employee may undertake.

16.    Whistleblower. Nothing in this Agreement or the Restrictive Agreement will preclude, prohibit or restrict Employee from (a) communicating with, any federal, state or local administrative or regulatory agency or authority, including but not limited to the Securities and Exchange Commission (the “SEC”); (b) participating or cooperating in any investigation conducted by any governmental agency or authority; or (c) filing a charge of discrimination with the United States Equal Employment Opportunity Commission or any other federal state or local administrative agency or regulatory authority. Nothing in this Agreement, or any other agreement between the parties, prohibits or is intended in any manner to prohibit, Employee from (A) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the U.S. Congress, and any governmental agency Inspector General, or (B) making other disclosures that are protected under whistleblower provisions of federal law or regulation. This Agreement does not limit Employee’s right to receive an award (including, without limitation, a monetary reward) for information provided to the SEC. Employee does not need the prior authorization of anyone at the Company to make any such reports or disclosures, and Employee is not required to notify the Company that Employee has made such reports or disclosures. Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b). Employee cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) (A) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (B) for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (iii) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order. The foregoing provisions regarding protected disclosures are intended to comply with all applicable laws. If any laws are adopted, amended or repealed after the execution of this Agreement, this Section 16 shall be deemed to be amended to reflect the same.

17.    Miscellaneous.

(a)         Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) upon receipt when mailed by first class certified or registered mail, postage prepaid, (iii) one (1) business day after being sent by overnight courier, or (iv) upon confirmation of receipt by facsimile, addressed to the parties at their respective addresses specified below:

if to Company, to:

Robert Wyman

Corporate Counsel

Harte Hanks, Inc.

2 Executive Drive

Chelmsford, MA 01824

with a copy (which shall not constitute notice) to:

Manan (Mike) Shah

Milbank LLP

55 Hudson Yards

New York, NY 10001-2163

if to Employee, to Employee’s most recent address on file with the Company with a copy (which shall not constitute notice) to:

Jamie L. Komie

Howard & Howard Attorneys PLLC

200 S. Michigan Ave., Ste. 1100

Chicago, IL 60604

Any party to this Agreement may change his or its address for notices by notice given pursuant to this Section 17(a).

(b)         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, executors, administrators, distributees, devisees, legatees, successors and, solely with respect to the Company, its assigns, including without limitation any successor in interest to the Company who acquires all or substantially all of the Company’s assets.

(c)         In the event of any Employee Termination, Employee shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement and no such substitute employment or mitigation shall affect Employee’s right to receive severance and other benefits hereunder.

(d)         The Company’s obligation to pay Employee the amounts, and to make the arrangements, provided hereunder shall be subject to set off or recoupment of any amounts loaned or advanced to Employee by the Company or any Subsidiary of the Company that are supported by reasonable documentation; provided, that any such set off or recoupment shall, in each case, be applied to the next dollars due to Employee from the Company during the applicable period.

(e)         Except as expressly set forth herein, this Agreement, together with any other agreement entered into between the Company and Employee on the date hereof, contains the entire agreement between the parties with respect to the subject matter hereof, and this Agreement supersedes all other agreements and drafts hereof, oral or written, between the parties hereto with respect to the subject matter hereof, including the Prior Agreement. No promises, statements, understandings, representations or warranties of any kind, whether oral or in writing, express or implied, have been made to Employee by any Person to induce Employee to enter into this Agreement other than the express terms set forth herein, and Employee is not relying upon any promises, statements, understandings, representations, or warranties other than those expressly set forth in this Agreement.

(f)         No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party charged with such waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.

(g)         If any provision of this Agreement (or portion thereof) shall, for any reason, be held invalid or unenforceable, such provision (or portion thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect. If any court of competent jurisdiction or arbitrator finds that any provision contained in this Agreement is invalid or unenforceable, then the parties hereto agree that such invalid or unenforceable provision shall be deemed modified so that it shall be valid and enforceable to the greatest extent permissible under law, and if such provision cannot be modified so as to make it enforceable or valid, such finding shall not affect the enforceability or validity of any of the other provisions contained herein.

(h)         This Agreement may be executed in identical counterparts, both of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

(i)         The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement. The parties have jointly participated in the drafting of this Agreement, and the rule of construction that a contract shall be construed against the drafter shall not be applied. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(j)         Notwithstanding anything to the contrary in this Agreement:

(i)         The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended or replaced, and the regulations and authoritative guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Employee under Code Section 409A or any damages for failing to comply with Code Section 409A.

(ii)         A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Employee, and (B) the date of Employee’s death (either such period, the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 17(j)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)         With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (B) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that this clause (B) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (C) such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense occurred.

(iv)         For purposes of Code Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(k)         This Agreement and any and all claims arising out of, under, pursuant to, or in any way related to this Agreement, including but not limited to any and all claims (whether sounding in contract or tort) as to this Agreement’s scope, validity, enforcement, interpretation, construction, and effect shall be governed by the laws of the State of New York (without regard to any conflict of laws rule which might result in the application of the laws of any other jurisdiction).

(l)         The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(m)         Notwithstanding anything that may be expressed or implied in this Agreement, Employee covenants, agrees and acknowledges that this Agreement may only be enforced against the Company. All claims or causes of action (whether in contract, tort or otherwise) arising out of or relating to this Agreement (including without limitation the negotiation, execution or performance of this Agreement and any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) may be made only against the Company, and no one other than the Company (including without limitation any person negotiating or executing this Agreement on behalf of the Company) shall have any liability or obligation with respect to same.

(n)         Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Employee would receive pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the change in control shall perform the foregoing calculation. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Employee. Any reduction in payments and/or benefits pursuant to this paragraph will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Employee.

(o)         Employee represents, warrants and covenants that (i) that Employee has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment, (ii) Employee has the full right, authority and capacity to enter into this Agreement and perform Employee’s obligations hereunder, (iii) Employee is not bound by any agreement that conflicts with or prevents or restricts the full performance of Employee’s duties and obligations to the Company hereunder during or after the Employment Term, and (iv) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Employee is subject. Employee represents that he has informed his employer as of the date hereof (the “Former Employer”) that he will be working for the Company, described the scope of his duties hereunder and confirms that his employment with the Company will not violate any agreements or obligations with the Former Employer. The Company reserves the right to contact the Former Employer if it has any concerns regarding any non-competition, confidentiality or other obligations Employee may have and to terminate Employee’s employment for Cause if the Company determines that the representations and warranties in this section are false.

(p) The covenants and obligations of the Company under Sections 7, 10 (to the extent the Severance Package is payable), and 17 hereof and the covenants and obligations of Employee under Sections 12, 13, 15, and 17, hereof and in the Restrictive Agreement (as set forth therein), shall continue and survive any Employee Termination or Employee’s ceasing to be an officer or employee of the Company or any termination of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Harte Hanks, Inc.

By:

_________________________

By:          John H. Griffin, Jr.
Title: Chairman of the Board

___________________________________

Brian Linscott

Exhibit A

o

50,000 performance-based stock units will vest upon the later of (i) the first business day following the date on which the closing price of a share of the Company’s common stock has been maintained at or above $12.00 for a consecutive 30-day period following the grant date, and (ii) the first anniversary of the grant date, subject to the terms and conditions of the applicable award agreement and Employee’s continued service as an employee of the Company through the applicable vesting date.

o

An incremental 25,000 performance-based stock units will vest upon the later of (i) the first business day following the date on which the closing price of a share of the Company’s common stock has been maintained at or above $18.00 for a consecutive 30-day period following the grant date, and (ii) the first anniversary of the grant date, subject to the terms and conditions of the applicable award agreement, and to Employee’s continued service as an employee of the Company through the applicable vesting date.

Exhibit B

Attached

Annex 1